Term sheet no. 1 to

Prospectus Supplement dated August 5, 2008

Prospectus dated May 30, 2006

Prospectus supplement dated May 30, 2006

Registration Statement no. 333-134553

Dated August 5, 2008

Rule 433

Exchangeable Convertibles Securities

Multi-Underlying YEELDS

Exchangeable Convertibles Securities

(Yield-Enhanced Equity-Linked Debt Securities)

Indicative Terms and Conditions as of August 5, 2008

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006 the prospectus supplement dated May 30, 2006, the YEELDS prospectus supplement dated August 5, 2008 and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in this offering. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc. or any other dealer participating in the offering will arrange to send you the prospectus, prospectus supplements and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

General Terms

	Issuer:	Lehman Brothers Holdings Inc. (A/A2/A+)*

	Issue Type:	Registered medium-term notes (equity-linked)

	Securities Offered:	YEELDS (Yield-Enhanced Equity-Linked Debt Securities) with payment at maturity linked to the performance of the Underlying Stock

	Currency:	USD

	Maturity:	September 11, 2009 (1 day less than 13 months after the Issue Date)

	Number of Securities:	250,000 YEELDS

	Principal Amount:	$100 per YEELDS, and in the aggregate, $25,000,000

	Denominations:	$100 and integral multiples thereof

	Issue Price:	100%

Dates

	Trade Date:	August 5, 2008

	Issue Date:	August 12, 2008 (the 5th business day following the Trade Date)

	Stated Maturity Date:	September 11, 2009 (1 day less than 13 months after the Issue Date), subject to postponement as described under “Valuation Date”.

	Valuation Date:	September 3, 2009 (the 5th business day prior to the Stated Maturity Date). The Valuation Date is subject to postponement as described under “Postponement of the Valuation Date because of a market disruption event”. In the event of any such postponement, the Stated Maturity Date will be postponed by a number of days equal to the number of days that the Valuation Date is postponed.

Coupons

	Monthly Coupon Rate:	22.65% per annum, calculated on a 30/360 day count basis payable on each Monthly Coupon Payment Date.

*Lehman Brothers Holdings Inc. is rated A by Standard & Poor’s, A2 by Moody’s and A+ by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations

Monthly Coupon Payment
	Dates:		Monthly, on the 11th calendar day of each month, beginning September 11, 2008 (short first coupon)
Exchangeable Convertibles Securities	Monthly Coupon Record Date:		15 calendar days prior to each Monthly Coupon Payment Date
Calculation of Principal Payment
	Underlying Stocks:		Please refer to Table A

	Initial Value:		With respect to each Underlying Stock, equal to the average execution price per share for such Underlying Stock that an affiliate of the Issuer will pay to hedge the Issuer’s obligations under the YEELDS. Please refer to Table A.

	Equity Cap Price:		$115.00, or 115.00% of the Principal Amount per YEELDS.

	Conversion Ratio:		With respect to each Underlying Stock, the quotient of $100 (the Specified Denomination) and it’s Initial Value. Please refer to Table A.
Table A:
		Underlying Stock	Symbol	Initial Value	Conversion Ratio
		Wyeth	WYE	$41.6118	2.403164
		International Game Technology	IGT	$22.0646	4.532147

	Maturity Payment Options:		On the Stated Maturity Date, the Issuer will pay either in cash the “Cash Settlement Amount” or, if the Issuer has so elected, in shares of the Underlying Stock the “Stock Settlement Amount”, plus in either case, any accrued but unpaid interest payments. If the Issuer elects to settle in shares, the Trustee must be notified by the Issuer by written notice no later than the Valuation Date.

	Cash Settlement Amount:		For each YEELDS, the Issuer will pay you the lesser of the following amounts plus accrued and unpaid interest:

i) the Conversion Value of the Least Performing Underlying Stock; and

ii) the Equity Cap Price.

Least Performing Underlying
	Stock:		The Underlying Stock with the lowest Conversion Value.

	Stock Settlement Amount:		For each YEELDS, a number of shares of the Least Performing Underlying Stock having a value as of the close of trading on the Valuation Date equal to the Cash Settlement Amount.

If the calculations above result in fraction shares, the Issuer will pay cash in an amount equal to the value of the fractional shares based upon the closing price of the shares on the Valuation Date.

	Conversion Value:		With respect to each Underlying Stock, the Adjusted Closing Price of such Underlying Stock multiplied by its Conversion Ratio.

	Adjusted Closing Price:	The Adjusted Closing Price, with respect to each Underlying Stock is the sum of:

(i) the official closing price of such Underlying Stock on its relevant exchange on the Valuation Date; and

Exchangeable Convertibles Securities		(ii) the Dividend Adjustment Amount of such Underlying Stock as of the Valuation Date multiplied by the Multiplier of such Underlying Stock then in effect (as described in the YEELDS prospectus supplement in “Adjustments to multipliers and to securities included in the calculation of the conversion values”).

	Initial Multiplier:	The Multiplier for each Underlying Stock will initially be 1.0, subject to adjustment as described in the YEELDS prospectus supplement in “Adjustments to multipliers and to securities included in the calculation of the conversion values.”

	Dividend Adjustment Details

	Expected Dividend Schedule:
		For WYE,
		Expected Ex-Dividend Date	Expected Dividend Amount (per share)
Exchangeable Convertibles Securities		11-Aug-08	$0.28
		11-Nov-08	$0.28
		11-Feb-09	$0.28
		11-May-09	$0.28
		11-Aug-09	$0.28

		For IGT,
		Expected Ex-Dividend Date	Expected Dividend Amount (per share)
		09-Sep-08	$0.14
		09-Dec-08	$0.14
		09-Mar-09	$0.14
		09-Jun-09	$0.14

	Dividend Adjustment Amount:	The Dividend Adjustment Amount for each Underlying Stock as of any scheduled trading day will be calculated as the difference between the Actual Aggregate Dividend for such Underlying Stock and the Expected Aggregate Dividend for such Underlying Stock, in each case as of such scheduled trading day, which difference may be positive, zero or negative.

		The Dividend Adjustment Amount for each Underlying Stock in effect at any time shall be adjusted in the event of certain events affecting the shares of such Underlying Stock, such as share splits, reverse share splits or reclassifications, as determined by the calculation agent, in its good faith judgment.

	Expected Aggregate
	Dividend:	With respect to any scheduled trading day, the Expected Aggregate Dividend for each Underlying Stock shall be calculated as the sum of Expected Dividend Amounts for such Underlying Stock corresponding to all Expected Ex-Dividend Dates for such Underlying Stock within the period from but excluding the Trade Date to and including such scheduled trading day.

	Actual Aggregate Dividend:	With respect to any scheduled trading day, the Actual Aggregate Dividend for each Underlying Stock shall be calculated as follows:

•        If ex-dividend dates occur within the period from but excluding the Trade Date to and including such scheduled trading day, the Actual Aggregate Dividend shall be the sum of regular cash dividends declared per share of such Underlying Stock on all such ex-dividend dates;

• If no ex-dividend dates occur within the period from but excluding the Trade Date to and including such scheduled trading day, the Actual Aggregate Dividend shall be zero.
Postponement of the
Exchangeable Convertibles Securities	Valuation Date because of a market
disruption event:

If a market disruption event occurs on the scheduled Valuation Date, as set forth in this document, the Valuation Date will be postponed until the next scheduled trading day on which no market disruption event occurs; provided, however, if a market disruption event occurs on each of the eight scheduled trading days following the originally scheduled Valuation Date, then (a) that eighth scheduled trading day shall be deemed to be the Valuation Date and (b) the Calculation Agent shall determine the closing prices of the Underlying Stocks for that eighth scheduled trading day, based upon its good faith estimate of the closing prices on such day.

Other Information

	Listing:	None

	ACT Eligibility:	Yes

	Business Days:	New York

	Calculation Agent:	Lehman Brothers Inc.

	Trustee:	Citibank N.A.

	Adjustments:	Detailed provisions specifying the adjustments to be made to the terms and conditions of the YEELDS upon the occurrence of a market disruption event or an adjustment event in relation to the Underlying Stocks shall be contained in the prospectus supplement (including any applicable pricing supplement) relating to the YEELDS when such prospectus supplement is completed. All purchases of YEELDS will be deemed to be subject to the terms thereof.

	CUSIP Number:	52523J305

	ISIN Number:	US52523J3059

	Clearing:	DTC